MAA Reports Fourth Quarter Results

MEMPHIS, Tenn., Feb. 5, 2014 /PRNewswire/ -- MAA (NYSE: MAA) today announced operating results for the quarter and full-year ended December 31, 2013.

(Logo: http://photos.prnewswire.com/prnh/20110614/CL19184LOGO)

As previously announced, MAA completed the merger with Colonial Properties Trust, or Colonial, on October 1, 2013. Financial results for the fourth quarter reflect combined operations for the entire quarter, while the full-year results reflect nine months of MAA stand-alone activity and three months of combined operations. Accordingly, financial results for the corresponding periods in 2012 are not directly comparable.

Eric Bolton, Chairman and Chief Executive Officer, said, "Merger integration activities are proceeding well and are in line with our original expectations. We are excited about the opportunities surrounding the consolidation of the MAA and Colonial operating platforms and positioning the more efficient platform to take advantage of what we expect to be continued good leasing conditions in 2014. We believe continued steady job growth across the Sunbelt region, favorable demographic trends and the growing appeal of apartment living, coupled with the current outlook for new development supply across our markets, suggests continued solid operating results and performance in 2014."

Funds from Operations
For the quarter ended December 31, 2013, Funds from Operations, or FFO, was $74.9 million, or $0.95 per diluted share/unit, or per Share, compared to $53.4 million, or $1.21 per Share, for the quarter ended December 31, 2012. Core FFO for the quarter ended December 31, 2013, which excludes merger and related integration costs, as well as other non-routine items to facilitate comparison of performance between periods, was $95.0 million, or $1.20 per Share, compared to $53.8 million, or $1.22 per Share, for the quarter ended December 31, 2012.

For the year ended December 31, 2013, FFO was $231.0 million, or $4.35 per Share, compared to $196.3 million, or $4.57 per Share, for the year ended December 31, 2012. Core FFO for the year ended December 31, 2013, was $262.4 million, or $4.94 per Share, as compared to $197.8 million, or $4.61 per Share for the year ended December 31, 2012.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in the release.

Net Income Available to Common Shareholders
For the quarter ended December 31, 2013, MAA recorded a net loss available to common shareholders of $9.3 million, or $0.12 per diluted common share, compared to net income of $22.3 million, or $0.53 per diluted common share for the same period in 2012. Results for the fourth quarter included $26.2 million, or $0.35 per diluted common share, of merger and integration expenses related to the merger with Colonial, partially offset by $4.9 million, or $0.07 per diluted common share, of gains related to the sale of an apartment community during the period. Results for the quarter ended December 31, 2012 included $3.2 million, or $0.07 per diluted common share, related to the gain on the sale of an apartment community during the period.

For the year ended December 31, 2013, net income available for common shareholders was $115.3 million, or $2.25 per diluted common share, compared to $105.2 million, or $2.56 per diluted common share for the year ended December 31, 2012. Results for the year ended December 31, 2013 included $37.5 million, or $0.71 per diluted common share, of merger and integration expenses related to the Colonial merger, offset by $76.8 million, or $1.45 per diluted common share, of gains related to the sale of apartment communities during the period. Results for the year ended December 31, 2012 included $41.6 million, or $0.97 per diluted common share, related to gains on the sale of apartment communities.

Fourth Quarter Highlights

  Completed the Colonial merger.
  Completed our inaugural unsecured public bond offering through Mid-America Apartments, LP, or MAALP, MAA's operating partnership.  MAALP issued $350 million of ten year senior unsecured notes at a coupon rate of 4.3% and an issuance price of 99.047%.
  Results were better than expected as Core FFO of $1.20 per Share for the fourth quarter was $0.06 per Share ahead of the mid-point of the company's quarterly guidance range.
  Combined portfolio net operating income, or NOI, (on a proforma combined same store basis) increased 3.5% as compared to the same period in the prior year.
  Physical occupancy for the proforma combined same store portfolio ended the quarter at  95.0%.
  Resident turnover for the proforma combined same store portfolio remains low at 57.5% on a rolling twelve month basis.
  Acquired a new 251-unit community, located in Fredericksburg, Virginia, during the quarter, and sold a 216-unit community, located in LaGrange, Georgia.
  A joint venture in which we had a 50% interest sold Colonial Town Park, a 450,000 square foot retail center located in Smyrna, Tennessee.
  Completed the construction of one development community during the quarter, and had five communities, containing 1,461 units, remaining under construction at the end of the fourth quarter.

Fourth Quarter Same Store Operating Results
To ensure comparable reporting periods, our same store portfolio, or MAA Same Store, includes properties which are stabilized and which were owned by us at the beginning of the previous year. In order to provide relevant operating metrics for the fourth quarter, stabilized communities which were owned and identified by Colonial as same store immediately prior to the merger, or Legacy-Colonial Same Store, are presented on a proforma basis, as if owned by MAA during the prior period. The Proforma Combined Same Store portfolio presentations below represent the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Operating results for the 41,682 stabilized apartment units included in MAA Same Store and the 30,938 stabilized apartment units included in Legacy-Colonial Same Store are presented below, separately and on a proforma combined basis.

	Percent Change From				As of
	Three Months Ended December 31, 2012				December 31, 2013
	Revenue	Expense	NOI	Average Effective Rent per Unit	Period End Physical Occupancy
MAA Same Store	3.2%	3.0%	3.3%	3.3%	94.7%
Legacy-Colonial Same Store	3.3%	2.4%	3.8%	3.1%	95.5%
Proforma Combined Same Store	3.2%	2.8%	3.5%	3.2%	95.0%

Operating results for the Proforma Combined Same Store portfolio of 72,620 stabilized apartment units for our Large Market and Secondary Market portfolios are presented below.

	Percent Change From				As of
	Three Months Ended December 31, 2012				December 31, 2013
	Revenue	Expense	NOI	Average Effective Rent per Unit	Period End Physical Occupancy
Proforma Large Markets	4.0%	3.4%	4.4%	4.1%	95.1%
Proforma Secondary Markets	1.9%	1.8%	2.0%	1.8%	94.8%
Proforma Combined Same Store	3.2%	2.8%	3.5%	3.2%	95.0%

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity
During the fourth quarter, we acquired Haven at Celebrate Virginia, a 251-unit community located in Fredericksburg, Virginia, for $45.2 million. The community will be operated as Phase II of Seasons at Celebrate Virginia, one of our existing communities that we acquired in 2011. The recently developed community was 80% occupied at closing. The total combined purchase price for all acquisitions for the year ended December 31, 2013 was $129.2 million, including the remaining two-thirds ownership in two communities purchased from Mid-America Multifamily Fund I, one of our joint ventures in which we had a one-third ownership interest.

During the fourth quarter, we sold Whispering Pines, a 216-unit community located in LaGrange, Georgia, for $10.4 million in gross proceeds and recorded a related gain of $4.9 million. For the year ended December 31, 2013, we received total sales proceeds of $131.3 million for nine multifamily communities.

During January, we acquired the remaining two-thirds ownership in two communities from Mid-America Multifamily Fund II, one of our joint ventures in which we had a one-third ownership interest, for $38.8 million. We acquired Grand Cypress, a 312-unit community located in the Houston, Texas MSA, and Venue at Stonebridge Ranch, a 250-unit community located in the Dallas, Texas MSA. We assumed loans totaling $31.7 million related to the acquisitions.

Also during January, we sold Willow Creek, a 285-unit community located in Columbus, Georgia. We received gross proceeds of $10.6 million on the sale and expect to recognize a related gain during the first quarter of 2014 of approximately $5.4 million.

Commercial and Non-Core Asset Dispositions
During the fourth quarter, a joint venture in which we held a 50% interest sold Colonial Town Park, a 450,000 square foot retail center located in Smyrna, Tennessee for gross proceeds of $27.9 million. The joint venture used the proceeds to repay $23.8 million that we loaned to the joint venture and distributed the remaining proceeds based on partner ownership interests.

Development and Lease-up Activity
We had two communities reach full stabilization during the fourth quarter: Ridge at Chenal Valley, Little Rock, Arkansas (95.2% period end occupancy) and 1225 South Church Phase II, Charlotte, North Carolina (95.7% period end occupancy).

At the end of the fourth quarter, four completed communities remained in lease-up: Station Square at Cosner's Corner, Fredericksburg, Virginia (86% occupied), Season at Celebrate Virginia II, Fredericksburg, Virginia (81% occupied), River's Walk, Charleston, South Carolina (93% occupied), and CR at Frisco Bridges, Dallas, Texas (66% occupied).

We had five multifamily development projects under construction at the end of the fourth quarter: CR at South End, Charlotte, North Carolina (86% completed), CG at Randal Lakes, Orlando, Florida (87% completed), CG at Lake Mary Phase III, Orlando, Florida (57% completed), Colonial Grand at Bellevue Phase II, Nashville, Tennessee (25% completed), and 220 Riverside, Jacksonville, Florida (42% completed). During the fourth quarter, we funded an additional $20.7 million of the total expected $203 million in development costs for these projects. Our remaining estimated completion cost for these projects is $68.5 million.

Redevelopment Activity
We are continuing our redevelopment program at select communities throughout our portfolio. During 2013, we renovated a total of 2,592 units at an average cost of $4,218 per unit, achieving average rental rate increases of 11% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the combined portfolio totaled $9.0 million for the fourth quarter of 2013, or approximately $0.11 per Share, resulting in Core Adjusted Funds from Operations, or Core AFFO, of $1.09 per Share for the quarter. For the full year, recurring capital expenditures totaled $32.4 million, or approximately $0.61 per Share, resulting in Core AFFO of $4.33 per Share, for the year ended December 31, 2013.

Total property capital expenditures for the combined portfolio during the fourth quarter were $13.9 million on existing properties, with an additional $2.4 million on redevelopment opportunities. Total property capital expenditures for the full year 2013 were $48.3 million on existing properties with an additional $11.0 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity
As previously announced, during the fourth quarter we completed our inaugural unsecured public bond offering. MAALP issued $350 million of 4.30% senior unsecured notes due in 2023, at an issue price of 99.047%. Proceeds from the bond issuance were used to repay all outstanding borrowings under our revolving credit facility. In connection with the bond transaction, we cash settled $150 million in forward interest rate swap agreements, entered into in May, which produced an effective interest rate of 4.15% for the $350 million borrowing over the ten year life of the bonds.

Also during the fourth quarter, MAALP successfully issued $391.5 million of new unsecured notes in exchange for outstanding notes issued by Colonial Realty Limited Partnership, Colonial's operating partnership. The bond exchange effectively removes redundant reporting obligations following the merger and increases the amount of unsecured public bonds issued through MAALP to $742 million.

Balance Sheet
As of December 31, 2013,

  Debt to total capitalization was 42.0% (based on the December 31, 2013 closing stock price of $60.74),
  Net debt to gross assets (based on gross book value at December 31, 2013) was 42.4%,
  Total debt outstanding was $3.5 billion at an average interest rate of 3.9%,
  97.2% of the total debt was fixed or hedged against rising interest rates for an average of 4.0 years,
  Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 3.59 and net debt to Recurring EBITDA was 6.32,
  Approximately $586 million combined cash and capacity under our unsecured credit facility was available, and
  Unencumbered assets represented 62.2% of total gross assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income can be found later in this release.

Merger Related Activities
In connection with the merger with Colonial that was consummated on October 1, 2013, we incurred a total of $32.4 million of merger costs during 2013, primarily severance, legal, professional and advisory costs, of which $21.1 million was incurred during the fourth quarter. The largest portion of merger related costs have been recognized, with some final costs expected to be incurred during 2014 as certain employee contracts expire and merger related activities are finalized.

Integration efforts are progressing well, with the Colonial portfolio fully consolidated into our operating structure and with significant progress made toward combining all operating and financial system platforms by mid-2014. During the fourth quarter, we also incurred $5.1 million, or $0.07 per Share, of integration costs, which are primarily related to temporary systems, staffing, and facilities costs, necessary to complete the full integration of the two companies. We expect the majority of integration efforts to be completed by mid-year, and fully completed by year-end.

Once the two company platforms are fully integrated, we expect total synergies of approximately $25 million in overhead costs (combined general and administrative costs and property management expense savings) to be realized, on a run-rate basis, by the end of 2014. We also anticipate additional savings from efficiencies to be gained from our increased portfolio scale and expanded footprint, as well as an improved cost of capital with the greater financial flexibility of the combined balance sheet.

80th Consecutive Quarterly Common Dividend Declared
Our Board of Directors voted to increase the quarterly dividend to an annual rate of $2.92 per common share and unit (a 5.0% increase) and declared its 80th consecutive quarterly common dividend, which was paid on January 31, 2014 to holders of record on January 15, 2014.

2014 Core FFO per Share Guidance
We are providing initial guidance for 2014 based on our current and expected views of company activity, the apartment market, and overall economic conditions. Our guidance is based on several key assumptions, which are summarized below and further detailed in the attached supplement. We intend to update our Core FFO per Share guidance on a quarterly basis.

Core FFO per Share, which excludes the merger and related integration costs, as well as other non-routine items to facilitate comparison of performance between periods, is expected to be $4.80 to $5.00, or $4.90 at the mid-point.

Guidance for 2014 includes dilution of approximately $0.16 per Share related to the planned disposition of remaining Colonial commercial assets, our multifamily asset recycling program, and development.

Our initial guidance is based on projections for the Proforma Combined Same Store portfolio with property revenue growth of 3.5% to 4.5%, property operating expense growth of 3.0% to 4.0%, and NOI growth of 4.0% to 5.0%. Real estate taxes, which represent approximately a quarter of total property operating expenses, are projected to increase 6% to 7%.

We expect total recurring capital expenditures for the full-year to be approximately $63 million, producing Core AFFO of $4.00 to $4.20 per Share.

Additional information on our 2014 financial outlook and Core FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter and year end results on Thursday, February, 6 2014, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator's name is Leslie Wolfgang. You may also join the live webcast of the conference call by accessing the Investor Relations section of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which owned or had ownership interest in 83,641 apartment units throughout the Sunbelt region of the United States as of December 31, 2013. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider this and other sections of this press release to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of our merger with Colonial. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;
  difficulty in integrating Colonial's operations, systems and personnel with ours and certain uncertainties associated with our ability to sell our commercial asset portfolio;
  adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our primary markets , barriers of entry into new markets which we may seek to enter in the future; limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated;
  failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;
  unexpected capital needs;
  changes in operating costs, including real estate taxes, utilities and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;
  level and volatility of interest or capitalization rates or capital market conditions;
  loss of hedge accounting treatment for interest rate swaps or interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;
  the effect of any rating agency actions on the cost and availability of new debt financing;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
  our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of the Operating Partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes;
  litigation and compliance costs associated with laws requiring access for disabled persons; and
  other risks identified in our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and, from time to time, in other reports we file with the Securities and Exchange Commission, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Property revenues	$ 239,425	$ 125,808	$ 634,087	$ 474,989
Management fee income	182	212	647	899
Property operating expenses	(94,279)	(49,492)	(253,314)	(194,149)
Depreciation and amortization	(89,796)	(32,203)	(186,979)	(121,211)
Acquisition expense	(894)	(7)	(1,393)	(1,581)
Property management expenses	(7,782)	(5,400)	(23,083)	(21,281)
General and administrative expenses	(4,965)	(3,326)	(15,569)	(13,762)
Merger related expenses	(21,105)	-	(32,403)	-
Integration related expenses	(5,067)	-	(5,102)	-
Income from continuing operations before non-operating items	15,719	35,592	116,891	123,904
Interest and other non-property income	402	87	488	430
Interest expense	(30,258)	(15,583)	(75,915)	(57,937)
Loss on debt extinguishment	(39)	(659)	(426)	(654)
Amortization of deferred financing costs	(636)	(941)	(3,063)	(3,552)
Net casualty (loss) gains and other settlement proceeds	(598)	18	(143)	(6)
Gain on sale of non-depreciable and non-real assets	-	-	-	45
(Loss) income before income tax expense	(15,410)	18,514	37,832	62,230
Income tax expense	(224)	(200)	(893)	(803)
(Loss) income from continuing operations before
gains (loss) from real estate joint ventures	(15,634)	18,314	36,939	61,427
Gains (loss) from real estate joint ventures	177	(53)	338	(223)
(Loss) income from continuing operations	(15,457)	18,261	37,277	61,204
Discontinued operations:
Income from discontinued operations before gain on sale	614	1,780	5,065	6,938
Net casualty gains and other settlement proceeds in
discontinued operations	98	5	93	48
Gain on sale of discontinued operations	4,935	3,161	76,844	41,635
Consolidated net (loss) income	(9,810)	23,207	119,279	109,825
Net loss (income) attributable to noncontrolling interests	538	(900)	(3,998)	(4,602)
Net (loss) income available for common shareholders	$ (9,272)	$ 22,307	$ 115,281	$ 105,223

Earnings per share - Diluted shares	74,693	42,247	53,116	42,937
Net (loss) income per share available for common shareholders - Diluted (1)	($0.12)	$0.53	$2.25	$2.56

(1)Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to MAA	$ (9,272)	$ 22,307	$ 115,281	$ 105,223
Depreciation and amortization of real estate assets	89,215	31,579	184,671	118,848
Depreciation and amortization of real estate assets
of discontinued operations	160	1,334	2,716	7,384
Gain on sale of discontinued operations	(4,935)	(3,161)	(76,844)	(41,635)
Depreciation and amortization of real estate assets
of real estate joint ventures	289	450	1,203	1,887
Net income attributable to noncontrolling interests	(538)	900	3,998	4,602
Funds from operations	74,919	53,409	231,025	196,309
Acquisition expense	894	7	1,393	1,581
Merger related expenses	21,105	-	32,403	-
Integration related expenses	5,067	-	5,102	-
Mark-to-market debt adjustment	(7,044)	(226)	(7,992)	(767)
Loss on debt extinguishment	39	659	426	654
Core funds from operations	94,980	53,849	262,357	197,777
Recurring capital expenditures	(9,044)	(3,532)	(32,375)	(26,464)
Core adjusted funds from operations	$ 85,936	$ 50,317	$ 229,982	$ 171,313

Weighted average common shares and units - Diluted	79,095	44,040	53,108	42,911

Funds from operations per share and unit - Diluted	$0.95	$1.21	$4.35	$4.57
Core funds from operations per share and unit - Diluted	$1.20	$1.22	$4.94	$4.61
Core adjusted funds from operations per share and unit - Diluted	$1.09	$1.14	$4.33	$3.99

CONSOLIDATED BALANCE SHEETS
In thousands
	Dec 31, 2013	Dec 31, 2012
Assets
Real estate assets
Land	$ 871,316	$ 386,670
Buildings and improvements	6,366,701	3,170,413
Furniture, fixtures and equipment	199,573	98,044
Capital improvements in progress	166,048	52,455
	7,603,638	3,707,582
Accumulated depreciation	(1,124,207)	(1,027,618)
	6,479,431	2,679,964
Undeveloped land	63,850	1,205
Corporate property, net	7,523	8,065
Investments in real estate joint ventures	5,499	4,837
Real estate assets, net	6,556,303	2,694,071
Cash and cash equivalents	89,333	9,075
Restricted cash	44,361	808
Deferred financing costs, net	17,424	13,842
Other assets	91,637	29,166
Goodwill	4,106	4,106
Assets held for sale	38,761	-
Total assets	$ 6,841,925	$ 2,751,068

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,790,935	$ 1,190,848
Unsecured notes payable	1,681,783	483,000
Accounts payable	15,067	4,586
Fair market value of interest rate swaps	20,015	21,423
Accrued expenses and other liabilities	206,190	94,719
Security deposits	9,270	6,669
Liabilities associated with assets held for sale	78	-
Total liabilities	3,723,338	1,801,245
Redeemable stock	5,050	4,713
Shareholders' equity
Common stock	747	422
Additional paid-in capital	3,599,549	1,542,999
Accumulated distributions in excess of net income	(653,593)	(603,315)
Accumulated other comprehensive losses	108	(26,054)
Total MAA shareholders' equity	2,946,811	914,052
Noncontrolling interest	166,726	31,058
Total equity	3,113,537	945,110
Total liabilities and shareholders' equity	$ 6,841,925	$ 2,751,068

SHARE AND UNIT DATA
In thousands
	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
NET INCOME SHARES(1)
Weighted average common shares - Basic	74,693	42,247	50,677	41,039
Weighted average partnership units outstanding	-	-	2,351	1,834
Effect of dilutive securities	-	-	88	64
Weighted average common shares - Diluted	74,693	42,247	53,116	42,937
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	78,950	44,006	53,028	42,873
Weighted average common shares and units - Diluted	79,095	44,040	53,108	42,911
PERIOD END SHARES AND UNITS
Common shares at December 31,	74,831	42,316	74,831	42,316
Partnership units at December 31,	4,227	1,732	4,227	1,732

(1)For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to
Condensed Consolidated Financial Statements in our Form 10-K filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit is equal to total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments and loss or gain on debt extinguishment. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Legacy-Colonial Same Store
Legacy-Colonial Same Store represents the Colonial Same Store portfolio which was in place at the time of our merger with Colonial. Because these properties have only been owned by MAA since October 1, 2013, they are not included in the MAA Same Store portfolio. See Same Store Portfolio for more information regarding inclusion. These properties have been identified in certain tables to provide proforma combined same store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2015.

MAA Same Store
MAA Same Store represents our current same store portfolio consisting of the Same Store Portfolio which was in place immediately prior to our merger with Colonial Properties Trust. Colonial Properties Trust communities will not be eligible to enter the MAA Same Store portfolio until January 2015. See Same Store Portfolio for further information regarding inclusion.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com